Exhibit 21




           Peoples Energy Corporation
         Subsidiaries of the Registrant

                                               Date of           State of
          Company                          Incorporation      Incorporation

Peoples District Energy Corporation          05/12/92            Illinois

Peoples Energy Resources Corp.               01/26/96            Illinois

Peoples Energy Services Corporation          07/21/94            Illinois

Peoples NGV Corp.                            09/09/93            Illinois

The Peoples Gas Light and Coke Company      2/12/1855            Illinois

North Shore Gas Company                      10/07/63            Illinois

Peoples Energy Ventures Corporation          10/23/97            Delaware